Exhibit 10.17
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY […***…], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
OPTION AND SUBLICENSE AGREEMENT
THIS OPTION AND SUBLICENSE AGREEMENT (“Agreement”) dated as of February 2, 2016 (“Effective Date”), is entered into among Pacific Biosciences of California, Inc., a Delaware corporation having an address of 1380 Willow Rd., Menlo Park, CA 94025 (“PacBio”) and BioNano Genomics, Inc., a Delaware corporation with its principal place of business located at 9640 Towne Centre Drive, Ste. 100, San Diego, CA 92121 (“BioNano”).
W I T N E S S E T H
WHEREAS, PacBio controls certain patents related to analysis of nucleic acid molecules in nanofluidic channels; and
WHEREAS, BioNano desires to obtain a nonexclusive sublicense to such patents controlled by PacBio in order to develop, manufacture, have manufactured and commercially exploit products in the Territory in the Mapping Field as well as an option to obtain a royalty-bearing sublicense to such patents in the Territory in the Sequencing Field, and PacBio desires to grant such sublicense and option to BioNano, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I DEFINITIONS
For purposes of this Agreement, the following terms when used with initial capital letters shall have the respective meanings set forth below.
1.1 “Acquisition” shall mean a transaction with a Third Party comprising a merger or reverse merger coupled with a change of control, a sale of substantially all assets relating to this Agreement, a stock purchase agreement or exchange of stock with a third party (other than an equity investment in original issue stock the primary purpose of which is financing BioNano, where the investor is not a company whose primary business includes nucleic acid sequencing or any affiliate of such company) resulting in a change in control of BioNano.
1.2 “Affiliate” of a Party shall mean any person, corporation, joint venture or other business entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.2, “control” shall mean: (a) to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation, joint venture or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting share capital in such person, corporation, joint venture or other business entity.
1.3 “Mapping Field” shall mean detection in a NDS of sequence-related features of a polynucleotide molecule, [...***...].
1.4 “NDS” shall mean a nano-dimensioned structure having a hole or channel with at least one dimension that is between […***…]. For clarity, […***…].
1.5 “Party” shall mean PacBio or BioNano (together, the “Parties”).
1.6 “Sequencing Field” shall mean detecting and sequentially identifying each nucleotide of the sequence of a polynucleotide molecule in a NDS […***…].
1.7 “Sublicensed Patents” shall mean the patents set forth on Exhibit 1.7.

Exhibit 10.17
1.8 “Territory” shall mean the entire world.
1.9 “Third Party” shall mean any person, corporation, joint venture or other business entity, other than BioNano, PacBio and their respective Affiliates.
1.10 Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below.

Defined Term	Section
Agreement	Preamble
BioNano	Preamble
[ *** ]	3.3
Disclosing Party	6.1
Effective Date	Preamble
[…***…]	3.3
Infringement	7.2

Losses	10.1
Mapping Products	2.1
Net Sales	Exhibit 2.4 (A)
PacBio	Preamble
Proprietary Information	6.1
Recipient	6.1
Sequencing Field Option	2.4
Sequencing Products	2.4
ARTICLE II
GRANT OF SUBLICENSE; OPTION
2.1 Sublicense. Subject to the terms and conditions of this Agreement, PacBio hereby grants to BioNano a fully paid-up irrevocable nonexclusive sublicense under the Sublicensed Patents only, to import, make, have made, use, offer for sale and sell products and services, solely in the Mapping Field (“Mapping Products”), and to allow its ultimate customers to use Mapping Products made and sold under the sublicense for their intended purpose solely in the Mapping Field.
2.2 Extension of Sublicense to Affiliates. BioNano may extend its rights under the sublicense granted in Section 2.1, and if the Sequencing Field Option is exercised, the sublicense granted under Section 2.4, to one or more of its Affiliates who agree (or for whom BioNano agrees) to assume the same obligations of BioNano under this

Exhibit 10.17
Agreement; provided that BioNano shall remain responsible to PacBio for such Affiliate’s compliance with the obligations under this Agreement which apply to such Affiliate.
2.3 No Further Sublicensing. BioNano may not grant sublicenses to Third Parties under the sublicense granted in Section 2.1 or, if granted, the sublicense granted in Section 2.4.
2.4 Sequencing Field Option. Subject to the terms and conditions of this Agreement, PacBio hereby grants to BioNano a nonexclusive option (the “Sequencing Field Option”) to obtain a nonexclusive sublicense under the Sublicensed Patents only, to import, make, have made, use, offer for sale and sell products and services, solely in the Sequencing Field
(“Sequencing Products”), and to allow its ultimate customers to use Sequencing Products made and sold under the sublicense for their intended purpose solely in the Sequencing Field.BioNano may exercise the Sequencing Field Option at any time during the Term by providing written notice to PacBio and payment of the option exercise fee set forth in Section 4.2. Upon such exercise and payment of the option exercise fee, PacBio will automatically grant to BioNano a royalty-bearing, nonexclusive sublicense under the Sublicensed Patents, to import, make, have made, use, offer for sale and sell products and services, solely in the Sequencing Field, and to allow its ultimate customers to use products made and sold under the sublicense for their intended purpose solely in the Sequencing Field. The financial terms and conditions of such royalty bearing sublicense are set forth on Exhibit 2.4 to this Agreement.
2.5 No Other Rights. Except as expressly granted herein, neither Party, by implication, estoppel, reliance or otherwise, grants any license or other right under its intellectual property to the other Party. No license or other right to any patents, except those included in the Sublicensed Patents, are conveyed by PacBio.
ARTICLE III
DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS
3.1 General Responsibilities. BioNano will be responsible for the development and commercialization of Mapping Products and Sequencing Products as it deems appropriate in its sole discretion.
3.2 Marking Products; […***…] License.
(a) Patent Marking. BioNano shall mark Mapping Products and, after the exercise of the Sequencing Field Option, Sequencing Products (or their containers or labels) made, sold, leased, imported, exported or otherwise disposed of by it or its Affiliates under the sublicense(s) granted in this Agreement with the numbers of the applicable Sublicensed Patent(s); provided that such patent notice shall be in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.
(b) […***…] License. Beginning immediately after the Effective Date for Mapping Products and after the exercise of the Sequencing Field Option for Sequencing Products, BioNano shall […***…] that it sells or offers for sale or otherwise commercializes, with […***…], and shall include […***…] shall (A) be in the form attached hereto as Exhibit 3.2 or (B) such other form approved by PacBio that […***…] and is limited to the Mapping Field or Sequencing Field, as applicable. If applicable law or regulation requires in order for the restrictions of such […***…] to be enforceable that any such form(s) be modified, the Parties agree to so modify such form(s). For the avoidance of doubt, inclusion of such […***…] in the manual associated with a Mapping Product or Sequencing Product shall be considered […***…] such Product for purpose of the preceding sentence. In connection with clause (B), BioNano shall provide to PacBio, for its review and approval, any such other form of […***…] and PacBio shall respond (with its approval or with requested changes) within […***…] thereafter, or shall be deemed to have approved such language for purposes of this Section 3.2.
3.3 Use of […***…] Names. BioNano shall not use, nor shall BioNano permit any of its Affiliates to use, the names, trademarks and indicia of […***…] (“[…***…]”) or of […***…] (“[…***…]”), nor the names of any employee, student or faculty member of […***…] nor of […***…], in connection with the activities contemplated under this Agreement, without prior written approval from […***…].

Exhibit 10.17
ARTICLE IV
UPFRONT AND OPTION PAYMENTS
4.1 Upfront Payment. Subject to the terms and conditions of this Agreement, in further consideration of the option and sublicense granted by PacBio to BioNano under this Agreement, BioNano shall pay to PacBio an upfront one-time payment of […***…], payable in […***…], with […***…] due and payable within […***…] after […***…] occurring after the Effective Date in which BioNano, its Affiliate(s) and/or its or their shareholders […***…], but no later than […***…] after the Effective Date. The […***…] shall be due and payable no later than […***…].
4.2 Option Exercise Fee. Subject to the terms and conditions of this Agreement, if BioNano exercises the Sequencing Field Option, BioNano shall pay to PacBio a one-time payment of […***…] payable within […***…] after providing written notice to PacBio of the exercise of the Sequencing Field Option.
ARTICLE V
PAYMENT TERMS
5.1 Payment Method. Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement shall be in United States dollars.
5.2 Withholding Taxes. All payments by BioNano to PacBio hereunder (including any royalty payments on Sequencing Products) shall be made free and clear of and without reduction for any taxes, duties or similar charges imposed by any government (other than taxes on the net income of PacBio), which shall be paid by BioNano. Accordingly, if BioNano is required to withhold any taxes on the amounts payable to PacBio hereunder, BioNano shall pay PacBio such additional amounts as are necessary to ensure receipt by PacBio of the full amount which PacBio would have received but for the deduction on account of such withholding. BioNano shall provide PacBio with official receipts issued by the appropriate governmental agency or such other evidence as is reasonably requested by PacBio to establish that such taxes have been paid. Each party shall provide the other party with such assistance as shall reasonably be requested in connection with any application to qualify for the benefit of a reduced rate of withholding taxation, under the terms of any income tax treaty between the United States of America and other jurisdictions.
ARTICLE VI
CONFIDENTIALITY
6.1 Proprietary Information. Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of […***…] thereafter, each Party (the “Recipient”) shall maintain in confidence and use only for purposes of this Agreement any confidential information, data and materials supplied to such Party by the other Party (the “Disclosing Party”) under this Agreement; provided that, unless the confidentiality of any information, data or material is expressly provided in this Agreement, if any such information, data or materials are in tangible form, they are marked “Confidential” or “Proprietary,” or if disclosed orally, they are identified as confidential or proprietary when disclosed and are confirmed in writing as confidential or proprietary within […***…] following such disclosure (such information, data and materials so disclosed, collectively “Proprietary Information”). The obligations of the Recipient under this Article 6 not to disclose or use Proprietary Information received from the Disclosing Party shall not apply, however, apply to the extent that any such information, data or materials:
(a) are or become generally available to the public, or otherwise part of the public domain, other than by acts or omissions of the Recipient in breach of this Agreement;
(b) are disclosed to the Recipient, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

Exhibit 10.17
(c) were already in the possession of the Recipient, other than under an obligation of confidentiality, prior to disclosure by the Disclosing Party; or
 (d) is subsequently and independently developed by the Recipient without use of or reference to the Proprietary Information of the Disclosing Party.
6.2 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement:
(a) a Recipient may disclose Proprietary Information which it is otherwise obligated under this Article 6 not to disclose, to its Affiliates, employees, consultants, and outside contractors, on a need-to-know basis in accordance with the exercise of rights granted to such Recipient under this Agreement; provided that such persons agree to be bound by obligations of confidentiality with respect to such Proprietary Information which are substantially similar in scope and duration to those set forth in this Article 6; and
(b) a Recipient may disclose Proprietary Information of the Disclosing Party to government or other regulatory authorities to the extent that such disclosure is: (i) required by applicable law (including applicable securities law), government regulation or court order; or (ii) is reasonably necessary to Prosecute and Maintain any patent, to obtain any authorization to conduct clinical studies, or to obtain any U.S. Food & Drug Administration (or equivalent) marketing approval/clearance for a Mapping Product or Sequencing Product; provided that, in case of any disclosures required by law, the Recipient shall provide reasonable advance notice to the Disclosing Party to allow such Party to oppose such disclosure or to request confidential treatment of such Proprietary Information.
6.3 Nondisclosure of Terms. Each Party agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, except: (a) to such Party’s advisors (including financial advisors, attorneys and accountants), potential and existing investors and others on a need-to-know basis, in each case under appropriate confidentiality obligations which are substantially similar in scope and duration to those set forth in this Article 6; or (b) to the extent necessary to comply with applicable law (including applicable securities law), government regulation or court order; provided that the Party required to make such disclosure under (b) above shall promptly notify the other Party and (other than in the case where such disclosure is necessary to comply with applicable securities laws) allow such other Party a reasonable opportunity to oppose such disclosure and/or to seek limitations on the portion of the Agreement required to be disclosed.
ARTICLE VII
INTELLECTUAL PROPERTY AND INFRINGEMENT
7.1 Patent Maintenance.
(a) Allocation of Responsibilities. As between the Parties, PacBio shall have the sole right, but not the obligation, to control the prosecution and maintenance of the Sublicensed Patents in the Territory, using counsel selected by PacBio or its licensor.
(b) Maintenance Costs. BioNano will reimburse PacBio for all amounts due after the Effective Date for patent annuities for maintenance of the Sublicensed Patents in the United States, provided that such amounts shall be prorated if PacBio grants any Third Party a sublicense to the Sublicensed Patents in the Mapping Field or Sequencing Field.
7.2 Enforcement of Patents.
(a) Notice. In the event BioNano learns of any Third Party infringement of the Sublicensed Patents by the manufacture, use, sale, offer for sale or importation of a product in the Territory in the Mapping Field or the Sequencing Field, it shall promptly provide written notice to PacBio of such infringement and shall supply PacBio with all evidence it possesses pertaining to such infringement (an “Infringement”).

Exhibit 10.17
(b) Infringement Action. As between the Parties, PacBio or its nominee shall have the sole right, but not the obligation, to seek to abate any Infringement of any Sublicensed Patent.
(c) Settlement and Recoveries. Any recovery obtained by PacBio as a result of an Infringement Action shall be retained solely by PacBio.
ARTICLE VIII
TERM AND TERMINATION
8.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 8.2, 8.3 or 8.4, shall continue in full force and effect until expiration of the last-to-expire patent among the Sublicensed Patents.
8.2 Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within thirty (30) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.
8.3 Termination by BioNano. This Agreement may be terminated by BioNano, in its sole discretion, in its entirety, upon sixty (60) days’ prior written notice to PacBio.
8.4 Termination by PacBio. If BioNano has not paid PacBio the first installment payment of one hundred six thousand two hundred fifty dollars ($106,250) in accordance with Section 4.1 within three (3) months after the Effective Date, or if BioNano fails to pay the second, third or fourth installment payment by the respective due date set forth in Section 4.1, then PacBio shall have the right to terminate this Agreement, with immediate effect, by written notice to BioNano.
 8.5 Effect of Expiration or Termination.
(a) Termination for Cause by PacBio or Termination by BioNano. Upon termination of this Agreement by PacBio or by BioNano in accordance with Section 8.2, or termination of this Agreement by BioNano in accordance with Section 8.3, or termination of this Agreement by PacBio in accordance with Section 8.4: the option, licenses and rights granted by PacBio to BioNano under Article 2 will immediately terminate; provided that BioNano shall remain responsible for, and shall pay, any and all payments due to PacBio under the terms of this Agreement as of the effective date of any such termination.
(b) Survival of Certain Obligations. Subject to Section 8.5, expiration or termination of this Agreement for any reason shall not relieve either Party of any obligation accruing on or prior to such expiration or termination, or which is attributable to a period prior to such expiration or termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement, or at law or in equity, which accrued or are based upon any event occurring prior to such expiration or termination. The provisions of Articles 1, 6, 8, 10,. and 11 shall survive the expiration or termination of this Agreement for any reason.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
9.1 General Representations and Warranties. Each Party represents and warrants to the other Party that:
(a) it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;
(b) it has full corporate power and authority, and has obtained all approvals, permits and consents necessary, to enter into this Agreement and to perform its obligations hereunder;
(c) this Agreement is legally binding upon it and enforceable in accordance with its terms; and

Exhibit 10.17
(d) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental or regulatory authority having jurisdiction over it.
9.2 Additional Warranties of PacBio. PacBio hereby covenants, represents and warrants to BioNano that:
(a) as of the Effective Date, PacBio has a valid and enforceable written license from […***…] to the Sublicensed Patents; such license is in full force and effect; […***…] has not provided PacBio with any notice of breach of such license (except with regard to any breach that has been cured prior to the Effective Date); PacBio is in compliance with all material terms of such license; and […***…] has no current right to terminate such license;
(b) PacBio will maintain such license in effect until expiration or termination of this Agreement under Article VIII; and
(c) PacBio has all rights necessary to grant to BioNano the sublicenses and rights granted under this Agreement.
9.3 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON1NFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.
ARTICLE X
INDEMNIFICATION
10.1 Indemnification by BioNano. BioNano will indemnify and hold harmless PacBio and its Affiliates and their officers, directors, employees, agents, successors and assigns from and against any and all claims (including claims for death, illness, personal injury, property damage or improper business practices), liabilities, losses, damages, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and expenses) (“Losses”) suffered or incurred by them arising out of or resulting from: (a) the manufacture, use, sale, or other disposition of Mapping Products or Sequencing Products by or on behalf of BioNano, any of its Affiliates, or their respective customers; (b) a Third Party’s use of Mapping Products or Sequencing Products purchased, leased, or otherwise acquired from BioNano, any of its Affiliates, or their respective customers; (c) a Third Party’s manufacture or provision of Mapping Products or Sequencing Products at the request of BioNano or any of its Affiliates.
10.2 Indemnification Procedures. In the event that PacBio intends to claim indemnification under this Article 10, PacBio shall promptly notify BioNano in writing of the alleged Losses. BioNano shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to PacBio; provided, however, that PacBio shall have the right to retain its own counsel at its own expense, for any reason, including if representation of PacBio by the counsel retained by BioNano would be inappropriate due to actual or potential differing interests between such PacBio and any other party represented by such counsel in such proceeding. PacBio shall cooperate with BioNano and its legal representatives in the investigation of any Losses covered by this Article 10. PacBio shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of BioNano, which BioNano shall not be required to give.
10.3 Workers’ Compensation Insurance. BioNano shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.
10.4 Liability Insurance. BioNano agrees to obtain and maintain insurance against liability, damage, destruction and loss comparable to that which is maintained by companies in similar businesses at similar stages in their growth.

Exhibit 10.17
ARTICLE XI
MISCELLANEOUS
11.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, other than the payment of money owed by BioNano, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, flood, embargo, power shortage or failure, war, act of war (whether war be declared or not), insurrection, riot, terrorism, civil commotion, strike, lockout or other labor disturbance, act of God or any act, omission or delay in acting by any governmental authority or the other Party.
11.2 Assignment. Except as provided in Section 11.3 of this Agreement, licenses granted to BioNano are personal, and this Agreement and any licenses or rights granted to BioNano may not be assigned or otherwise transferred by BioNano without the consent of PacBio, which consent shall not be unreasonably withheld, and any purported assignment of this Agreement by BioNano without PacBio’s consent shall be null and void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
11.3 Acquisition of BioNano. In the event of an Acquisition of BioNano or of an Affiliate of BioNano, the sublicenses granted herein may be assigned to or assumed by the acquiring party without the consent of PacBio. However, in the event that the Sequencing Field Option has already been exercised at the time of the Acquisition, […***…]; otherwise, if and when the Sequencing Field Option is exercised after the Acquisition, the […***…]. Notwithstanding the foregoing, if BioNano’s Affiliate is Acquired and such Affiliate is no longer an Affiliate of BioNano after such transaction, the sublicenses granted herein to such Affiliate will terminate.
11.4 Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.
11.5 Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by facsimile (receipt verified and a copy promptly sent by personal delivery, U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable)), or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):
To PacBio:
Pacific Biosciences of California, Inc.
1380 Willow Rd.
Menlo Park, CA 94025
Attention: Legal Department
Facsimile: (650) 323-9420
To BioNano:
BioNano Genomics, Inc.

Exhibit 10.17
9640 Towne Centre Drive, Ste. 100
San Diego, CA 92121
Attention: Chief Executive Officer
Facsimile: (858) 888-7601
All such notices, consents or reports shall be effective upon receipt.
11.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of State of California, without regard to the conflicts of law principles thereof. Any claim or dispute arising out of or related to this Agreement shall be subject to the sole jurisdiction and venue of the state and federal courts located in Santa Clara County.
11.7 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 11.7 SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 10 TO THE EXTENT A THIRD PARTY RECOVERS ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES FROM AN INDEMNITEE.
11.8 Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersede any prior and contemporaneous express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.
11.9 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. The Parties acknowledge and agree that they have selected the up-front, option and royalty payment structure for the Mapping Field and Sequencing Field, as described in this Agreement, as the most appropriate and convenient approach to determine the value of the sublicense to BioNano under the Sublicensed Patents, as described in this Agreement.
11.10 Independent Contractors. It is expressly agreed that PacBio and BioNano shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or fiduciary relationship. Neither PacBio nor BioNano shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.
11.11 Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.
11.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

Exhibit 10.17
[Remainder of page intentionally left blank.]

Exhibit 10.17
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

BY:	/s/ Stephen M. Moore

NAME:	Stephen M. Moore
TITLE:	Vice President & General Counsel

BIONANO GENOMICS, INC.

BY:	/s/ R. Erik Holmlin

NAME:	R. Erik Holmlin
TITLE:	President & CEO

Exhibit 10.17
EXHIBIT 1.7
Sublicensed Patents

Family	Patent No.	Title

1	[ *** ]	[ *** ]

2	[ *** ]	[ *** ]

	[ *** ]	[ *** ]
	[ *** ]	[ *** ]

3	[ *** ]	[ *** ]

4	[ *** ]	[ *** ]

	[ *** ]	[ *** ]

5	[ *** ]	[ *** ]

	[ *** ]	] *** ]

Exhibit 10.17
EXHIBIT 2.4
Financial Provisions for Sequencing Products
A. “Net Sales” shall mean […***…].
Each of the foregoing […***…].
Net Sales also includes the […***…].
B. Royalty Payments.
(a) Royalty Rate. Subject to the terms and conditions of this Agreement, if BioNano exercises the Sequencing Field Option, BioNano shall pay to PacBio a royalty of […***…].
(b) Currency Conversion. If any currency conversion shall be required in connection with the payment of any royalties under this Agreement, such conversion shall be made by using the average of the exchange rates for the purchase and sale of United States Dollars […***…].
 (c) One Royalty. No more than one royalty payment shall be due with respect to a sale of a particular unit of Sequencing Product.
(d) Royalty Payment Terms. Royalties with respect to Net Sales for a given […***…] shall be due and payable on […***…]. Late payments shall be subject to a per annum interest charge equal […***…].
C. Reporting.
(a) Commencing on the first commercial sale of a Sequencing Product in any country in the Territory, BioNano shall furnish to PacBio a written report for each calendar quarter during the term of this Agreement showing:
(i) […***…] of all Sequencing Products sold by BioNano and its Affiliates in the Territory during such calendar quarter and […***…];
(ii) the royalties, payable in United States Dollars, which shall have accrued under this Agreement based upon such Net Sales of the Sequencing Products;
(iii) […***…] not previously reported; and
(iv) the exchange rates used in determining the amount of royalties payable in United States Dollars, as more specifically provided in Section B(b) above.
(b) Reports to be provided by BioNano to PacBio shall be due […***…] following the close of each calendar quarter.
D. No Royalty Avoidance. BioNano agrees that it will not intentionally structure its Net Sales or the consideration or compensation that it receives or is entitled to receive in such a way as to avoid any payment that would otherwise be due to PacBio under this Agreement.
E. Records. BioNano shall keep and maintain, and shall require that its Affiliates keep and maintain, any and all records necessary to certify compliance of BioNano and its Affiliates with this Agreement, including but not limited to accounting general ledgers, distributor agreements, price lists, catalogs, marketing materials, audited financial statements, income tax returns, sales tax returns, inventory records, and shipping documents of Licensed Products. […***…], which shall not unreasonably withhold such acceptance. As between the Parties, […***…]. However, if the results of any […***…] reveal additional royalties owed to PacBio that differ by more the […***…] from those royalties already paid, BioNano shall […***…]. PacBio agrees to hold such records confidential, […***…]. The records required by this paragraph shall be maintained and available for inspection for a period of […***…] following the calendar quarter to which they pertain. This paragraph shall survive termination of this Agreement.

Exhibit 10.17

EXHIBIT 3.2
[…***…] Licenses
Mapping Field
[…***…]
Sequencing Field
[…***…]